Exhibit 5.1

Brookfield Infrastructure Partners L.P. 73 Front Street, 5th Floor Hamilton HM 12 Bermuda	Email clangley@applebyglobal.com Direct Dial +1 441 295 3202 Tel +1 441 295 2244 Fax +1 441 292 8666 Appleby Ref 136873.0027 21 September 2020

Dear Sirs

Brookfield Infrastructure Partners L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Infrastructure Partners L.P., a limited partnership organized under the laws of the Islands of Bermuda (Partnership). We have been requested to render this opinion to you in connection with the filing by the Partnership of a prospectus supplement dated 14 September 2020 (Prospectus Supplement) to the Partnership’s automatic shelf registration statement on Form F-3 (Reg. No. 333-232256) (Registration Statement) with the Securities and Exchange Commission (SEC) pursuant to the Securities Act of 1933, as amended (Securities Act), and the rules and regulations promulgated thereunder, relating to the registration under the Securities Act of 8,000,000 of 5.125% Class A Preferred Limited Partnership Units, Series 13 (Units) of the Partnership.

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

Assumptions

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarized or photostatic copies;

2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

7.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have caused the Electronic Extract or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Electronic Extract is accurate and complete in all respects and such information has not been materially altered since the date and time of the Electronic Extract.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued and is in good standing under the laws of Bermuda. All suits in respect of the Partnership shall be prosecuted against the General Partner, in its capacity as general partner of the Partnership.

2.	The issue of the Units has been duly authorized by all necessary action on the part of the Partnership and when issued as contemplated by the Prospectus Supplement and Resolutions will be validly issued, fully paid and non-assessable units of the Partnership.

Reservations

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.	Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid Units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of Units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their Units, to satisfy claims of creditors of the Partnership, or otherwise.

4.	The Limited Partnership Act 1883 (Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

5.	A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

6.	A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

7.	Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed in contravention of the Act.

8.	In opinion paragraph 1, the term ‘good standing’ means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

9.	With respect to opinion 2, we have relied upon statements and representations made to us in the Secretary’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Secretary’s Certificate, and we qualify such opinions to the extent that the statements or representations made in the Secretary’s Certificate are not accurate in any respect.

10.	Due to the current situation relating to COVID-19, our protocols prevent us from conducting physical company, partnership or litigation searches or from determining whether any charges are registered against the Partnership. Therefore, for the purposes of giving this opinion we have relied on the Electronic Extract and the Officer’s Certificate re: Searches, the contents of which we have not verified.

Disclosure

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be made available to, or relied on by any other person or entity (other than the Unitholders as referenced in the Registration Statement), or for any other purpose, nor quoted or referred to in any public document nor filed with any governmental agency or person (other than the SEC in connection with the Registration Statement), without our prior written consent except as may be required by law or regulatory authority. We consent to the filing of this opinion as an exhibit to the Partnership’s Report of Foreign Issuer on Form 6-K being filed on or about the date hereof and incorporated by reference into the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing acts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited
Appleby (Bermuda) Limited

SCHEDULE

1.	An officer’s certificate, in PDF format, signed by an officer of Brookfield Infrastructure Partners Limited (General Partner) confirming that, to the best of his knowledge: (i) no court proceedings are pending against the General Partner or the Partnership; (ii) no petition to wind up the General Partner or the Partnership or application to reorganise their affairs pursuant to a scheme of arrangement or application for the appointment of a receiver has been filed with the Supreme Court of Bermuda; and (iii) no notice of the passing of a resolution of members or creditors to wind up the General Partner or the Partnership or for the appointment of a liquidator or receiver has been given to the Registrar of Companies in respect of the General Partner or the Partnership (Officer’s Certificate re: Searches).

Typically, we would conduct a search of the entries and filings shown and available for inspection in respect of the General Partner and the Partnership in the register of charges and on the file of the General Partner and the Partnership maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda (Company Search). However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out a Company Search. The Registrar of Companies is providing a company and partnership search extract when a request is submitted via email (Electronic Extract).

Typically, we would conduct a search of the entries and filings shown and available for inspection in respect of the General Partner and the Partnership in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda (Litigation Search). However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out a Litigation Search.

2.	Copy of the Amended and Restated Limited Partnership Agreement of the Partnership dated 16 February 2018, as amended by the First Amendment to the Amended and Restated Limited Partnership Agreement dated 12 September 2018, as amended by the Second Amendment to the Amended and Restated Limited Partnership Agreement dated 27 February 2020, as amended by the Third Amendment to the Amended and Restated Limited Partnership Agreement dated 21 September 2020 (Limited Partnership Documents).

3.	In respect of the Partnership, the Certificate of Registration of an Exempted and Limited Partnership and supplements thereto.

4.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the General Partner (General Partner Constitutional Documents, together with the Limited Partnership Documents, Constitutional Documents).

5.	Copy of the minutes of a meeting of the board of directors of the General Partner held on 26 August 2020 (Resolutions).

6.	Copy of a secretary certificate dated 21 September 2020 and signed by the secretary of the Company in respect of the Resolutions (Secretary’s Certificate).

7.	Certificates of Compliance each dated 18 September 2020 issued by the Registrar of Companies in respect of the General Partner and the Partnership.

8.	Copy of the Registration Statement.

9.	Copy of the Prospectus Supplement.